Exhibit 10.4

Exhibit 10.4 as filed with 10-Q	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

EIGHTH AMENDMENT TO DEVELOPMENT AGREEMENT

This EIGHTH AMENDMENT TO THE DEVELOPMENT AGREEMENT (this “Eighth Amendment”) is made effective as of July 25, 2007 (the “Eighth Amendment Effective Date”) by and between DIRECTV, Inc., a California corporation (“DIRECTV”), and TiVo Inc., a Delaware corporation (“TiVo”) (collectively, the “Parties”).

Recitals

Whereas, the Parties entered into that certain Development Agreement having an effective date of February 15, 2002 (the “Development Agreement”);

Whereas, the Parties have previously amended the Development Agreement via that certain First Consolidated Amendment dated October 31, 2002, that certain Second Amendment dated December 20, 2002, that certain Third Amendment dated January 8, 2003, that certain Fourth Amendment dated April 17, 2003, that certain Fifth Amendment dated December 19, 2003, that certain Sixth Amendment dated April 30, 2004 and that certain Seventh Amendment dated April 7, 2006; and

Whereas, the Parties wish to further amend certain provisions in the Development Agreement and set forth additional understandings related thereto.

Now, Therefore, the Parties agree as follows:

Agreement

Unless stated otherwise, capitalized terms used herein shall have the meanings set forth in the Development Agreement.

1.	Definitions. New Sections 1.28 and 1.29 are hereby added to the Development Agreement to read as follows:

“1.28 “Seventh Amendment Effective Date” means April 7, 2006.

1.29 “Eighth Amendment Effective Date” means July 25 2007.”

Project Change Requests. The Parties have mutually agreed upon the Project Change Request Numbers 82, 83, 84 and 85, set forth in Attachment 1 to this Eighth Amendment (collectively, the “Expedited PCRs”). The total development costs for all of the Expedited PCRs is [*] . It is expressly understood and agreed that amounts payable to TiVo as set forth in each of the Expedited PCRs shall be deducted entirely from Development Credits pursuant to Section 3.14 of the Development Agreement upon TiVo’s delivery of software implementing such Expedited PCR or [*], whichever is earlier. The Parties acknowledge and agree that TiVo may combine software that implements the Expedited PCRs, and, accordingly, TiVo will use commercially reasonable efforts to complete the agreed changes for (a) Expedited PCR numbers 82 and 84 by submitting software implementing such Expedited PCRs to DIRECTV for testing by [*], and (b) Expedited PCR numbers 83 and 85 by submitting software implementing such Expedited PCRs

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

to DIRECTV for testing within [*] of the Eighth Amendment Effective Date. The Parties will cooperate to ensure that final software implementing PCR numbers 83 and 85 is completed and accepted by DIRECTV (i.e., the software has passed final acceptance testing) within [*] of the Eighth Amendment Effective Date); provided, however, that (a) a Party will not be in breach of this provision as a result of a delay not attributable to such Party, (b) a breach of this provision will not be deemed incurable for purposes of Section 9.2 of the Development Agreement, and (c) solely for purposes of Sections 7.4 and 7.5 of the Development Agreement, a breach of this provision will not be deemed a material breach. The Parties will use commercially reasonable efforts to ensure that the software implementing each Expedited PCR is made available to substantially all Combination Receivers able to receive such software via satellite or other method agreed to by the parties (except as otherwise provided in any of the Expedited PCRs) as soon as practicable after delivery of final software implementing such Expedited PCR. TiVo will use commercially reasonable efforts to ensure that the software implementing each Expedited PCR is activated on each such Combination Receiver as soon as practicable thereafter provided that such Combination Receiver makes a service connection via phone line or other method agreed to by the parties.

2.	Additional Project Change Requests. The Parties will discuss and negotiate in good faith the expedited development and distribution of further new features and enhancements to Combination Receivers pursuant to one or more Project Change Requests. Such further new features and enhancements may, but are not required to, include the following: (a) [*]; (b) [*]; (c) [*].

3.	Marketing of New Features; PR. A new Section 4.13 is hereby added to the Development Agreement, to read as follows:

“4.13 Marketing of New Features; PR. Unless otherwise agreed by the Parties, DIRECTV will promote the availability of any and all new features and enhancements that are to be developed pursuant to mutually agreed Project Change Requests under Section 2.3(f) after the Eighth Amendment Effective Date. Unless otherwise agreed by the Parties, such promotions will include the following: (a) [*] and (b) [*]. On July 31, 2007 or such other date as may be agreed to by the parties, the parties will issue a mutually agreed joint press release substantially in the form set forth in Attachment 2 to this Eighth Amendment announcing the parties’ intent to distribute a software upgrade to Combination Receivers.”

4.	Phase II [*] Solution. A new Section 4.14 is hereby added to the Development Agreement, to read as follows:

“4.14 Phase II [*] Solution. Between [*] and [*], DIRECTV and TiVo will discuss and negotiate in good faith a proposed definitive agreement related to the development and distribution of [*] the TiVo Service [*] (“Phase II Solution”). Such proposed definitive agreement shall include, but will not be limited to, [*]. Nothing in this Section 4.14 will be deemed an agreement to execute such a definitive agreement or to otherwise develop or distribute the Phase II Solution. Each party shall be solely liable for all of its own fees, costs and other expenses in conjunction with such discussions and negotiations. For the sake of clarity, all obligations under this Section 4.14 will expire if the parties have not executed a definitive agreement related to a Phase II Solution by 5:00 pm California local time on [*].”

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.	Definition of DIRECTV Technology. Section 1.3 of the Development Agreement is hereby deleted and replaced in its entirety with the following:

“1.3 “DIRECTV Technology” shall mean the DIRECTV Technical Specifications Versions [*] provided by DIRECTV to TiVo and the [*] specification provided by DIRECTV to TiVo, including any software, components, parts, proprietary information, intellectual property, subassemblies or other technology that is expressly incorporated in, or specifically required for use pursuant to, such specifications, but shall not include any such software, components, parts, proprietary information, intellectual property, subassemblies or other technology that, although providing a possible method of implementing the specifications, is not the required method of implementation and alternate implementations are currently available and may be implemented on reasonable commercial terms and conditions. DIRECTV is not obligated to deliver to TiVo any software, components or parts as part of the DIRECTV Technology. DIRECTV Technology shall include any implementation of the TiVo Technology by DIRECTV or its sublicensees, to the extent such specific implementation is not required in such manner pursuant to (and thus not part of) the TiVo Technology and alternate implementations are currently available and may be implemented on reasonable commercial terms and conditions. DIRECTV Technology also includes (i) DIRECTV trademarks and logos that are incorporated in the customer interface in accordance with Section 2.6 and (ii) DIRECTV’s remote scheduling system (i.e., DVR Scheduler).

6.	Definition of TiVo Technology. Section 1.16 of the Development Agreement is hereby deleted and replaced in its entirety with the following:

“1.16 “TiVo Technology” shall mean any software, components, parts, proprietary information, intellectual property, subassemblies or other technology, specifically excluding any DIRECTV Technology and Third Party Technology, that is expressly incorporated in, or specifically required for use of, the Reno Receiver, Provo Receiver and/or Two-Chip Receiver, including the TiVo Software, the Provo Receiver design and the Two-Chip Receiver design. TiVo Technology shall include any implementation of the DIRECTV Technology by TiVo, to the extent such specific implementation is not required in such manner pursuant to (and thus part of) the DIRECTV Technology and alternate implementations are currently available and may be implemented on reasonable commercial terms and conditions. The TiVo Technology also includes (i) the customer interface which is manifested by the TiVo Software, excluding the DIRECTV trademarks and logos used in accordance with Section 2.6, and (ii) TiVo’s remote scheduling system (i.e., TiVo Online Scheduling).

7.	Effect of Amendment; Counterparts. Except as expressly modified herein, all other terms and conditions of the Development Agreement shall remain in full force and effect. This Eighth Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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In Witness Whereof, TiVo and DIRECTV have duly executed this Eighth Amendment by their respective duly authorized officers.

TiVo Inc.		DIRECTV, Inc.

By:	/s/ Naveen Chopra	By:	/s/ Derek Chang
Name:	Naveen Chopra	Name:	Derek Chang
Title:	Vice President	Title:	Executive Vice President
Date:	July 30, 2007	Date:	July 26, 2007

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